Exhibit 99.2

Bakers Footwear Group, Inc.
First Quarter Fiscal 2005 Earnings
June 8, 2005

Operator:                      Please stand by, we’re about to begin. Good day ladies and gentlemen. Thank you for standing by. Welcome to the Bakers Footwear Group First Quarter Fiscal 2005 Earnings Conference Call. Today’s call is being recorded. At this time, all participants are in a listen only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions.

                                     I would now like to turn the conference over to Allison Malkin of Integrated Corporate Relations. Please go ahead.

Allison Malkin:              Good morning. Before we begin I’d like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of The Securities Act of 1933, and Section 21E of The Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions, or in Bakers Footwear’s business prospects, results of operations, or financial conditions, and other risks and uncertainties, including those detailed in the company’s filings with The Securities and Exchange Commission.

                                     With that, I’d like to turn the call over to Bakers’ Chairman and CEO, Peter Edison.

Peter Edison:                 Thank you Allison. Good morning everyone and thank you for joining us to discuss our first quarter 2005 results. With me today are Michele Bergerac, our President, and Larry Spanley, our CFO. Following my opening remarks, Michele will provide an overview of our first quarter performance and then Larry will review our financials. Following my closing remarks, we will open the call to begin the question and answer session.

                                     Before I begin, I would like to note that while our remarks this morning will focus on our first quarter performance, our press release also contains financial results for the four week transition period ended January 29, 2005, that was created when we changed our fiscal year to the standard retail calendar.

                                     We began our new fiscal year strongly, reporting record levels of net sales and net income during the quarter. Highlights of the first quarter included net sales of $44.9 million, rising 16.2% from $38.7 million in the first quarter of 2004. Operating income rose by 106% to $3.1 million from $1.5 million, with operating margins increasing by 300 basis points or 6.9%. This gain was fueled by increased merchandise margins, as we benefited from strong sales and lower markdowns, coupled with expense leverage. Net income for the quarter rose by 148% to $1.85 million from $745,000 last year, and diluted earnings per share increased to $0.33 per share compared to $0.15 per share last year.

                                     We are obviously excited by these results and the positive momentum in our current business. Indeed our first quarter results demonstrate the successful execution of our merchandising, store remodel and new store expansion strategy. To this end we achieved strength across each of our footwear categories with consumers favoring our spring assortments, especially the embellished feminine looks. This drove up comparable store sales increases 7.8%, which was impressive given that we were up against a 10.2% increase from last year’s outstanding color season. Clearly our correct interpretation of this season’s footwear trends towards casual styles generated increased traffic in consumer preference for our Bakers and Wild Pair stores.

                                     During the quarter we also achieved our productivity in-store expansion goals. Regarding store remodels, comparable store sales for our new format locations exceeded the chain average of comparable store sales in the fourth quarter for these stores by rising 12.3%. We remodeled 6 stores during the quarter, and in total had 86 stores operating under our new format by quarter end. We continue to expect to have more than half of our Bakers stores operating in our new store format by fiscal year end.

                                     We also opened 7 new stores this quarter, and at quarter end operated 221 stores in 36 states. New store sales volumes continue to exceed our expectations, which we attribute to our stringent store selection process, along with our heightened awareness of our Bakers name. The combination of new stores and remodels lead us to expect to continue good comp store sales growth throughout 2005.

                                     Finally, we were also pleased with the successful completion of an equity private placement in the quarter. Net proceeds of approximately $7.5 million will provide for our accelerated store expansion and new model efforts this year. In total, we are delighted by our strong start to the year and are equally enthusiastic regarding our growth prospects. At this point, second quarter to date, our sales remain robust. In addition, our store remodeling and store expansion plans are on track and include approximately, opening approximately 35 to 40 new stores and 25 remodels this year.

                                     One note of caution, the SEC’s Emerging Issues Task Force is looking at the accounting treatment of warrants. Though we don’t believe they will change the accounting for the warrants that we put in place with our private placement, it is always possible. This treatment change would change the treatment of warrants from equity to debt and there would be a reclassification from paid in capital to long term debt. Again, we don’t believe this will happen, but we wanted to make note.

                                     Now I would like to turn the call over to Michele to provide some additional detail on our first quarter highlights. Michele:

Michele Bergerac:       Thanks Peter. Good morning everyone. We’re very pleased with our first quarter performance. We correctly identified and capitalized on emerging footwear trends, which we attribute to our consistent focus on our young, core, female fashion customer. Specifically, during the first quarter, we realized strong demand for embellished and casual flats, wedges and espadrilles, while we maintained our significant market position in the dress categories. We were also pleased with the increases we achieved in the branded athletic category.

                                     Comparable store sales were up 7.8% for the quarter. Average unit retail was down 1.5% during the quarter with total units sold increasing 9%. The decrease in average retail is attributed to the strong increase in accessories and also casual sandals, and the reduction in volume of higher priced dress shoes. Lastly, our Internet sales continued strongly with sales rising 92%.

                                     As we look to the second quarter and the balance of 2005, we remain enthusiastic regarding our growth prospects. There are several exciting footwear trends developing in the junior and contemporary footwear categories. Our assortments are positioned to capitalize on both these categories going forward. This, combined with our improving and increasing store base, has us poised to continue our success this year.

                                     And now, I’d like to turn the call over to Larry to highlight our first quarter results in more detail. Larry:

Larry Spanley:             Thanks Michele. Before we begin, I just want to note that the results discussed on this call comply with FASB 85-3, which covers lease accounting. These adjustments were detailed in the press release we issued on February 25th, and were fully reflected in our 10-K for 2004. In 2005 we estimate the impact of lease accounting requiring the recognition of rent expense starting on the possession date, to result in additional costs of approximately $0.05 per share, with the amount reflected in cost of goods sold.

                                     For the first quarter, net sales totaled $44.9 million, representing an increase of 16.2%, compared to $38.7 million in last year’s first quarter. The increase in net sales reflected the opening of 15 net new stores since last year first quarter, and a comparable store sales increase of 7.8%.

                                     Gross profit for the quarter increased by 23.8% to $15.4 million, or 34.3% of net sales compared to gross profit of $12.4 million or 32.2% of net sales in the first quarter last year.

                                     Moving to expenses, operating expenses increased to $12.3 million, or 27.4% of net sales, compared to $11 million, or 28.3% of net sales in the first quarter of last year. The increase in operating expenses can be attributed to new store openings since last year. Operating income of $3.1 million or 6.9% of net sales, compared to $1.5 million or 3.9% of net sales in last year’s first quarter.

                                     Our tax rate for the quarter was 38.1% compared to 38.6% in last year's first quarter. This brought net income for the first quarter to $1.85 million or $0.33 per diluted share on 5.6 million weighted average shares, versus net income of $745,000 or $0.15 per share on 5 million weighted average shares outstanding last year.

                                     Turning to key balance sheet highlights, inventory was on plan and current at $20.4 million as compared to $16.9 million at May 1 of 2004. The inventory increase consists of $2.5 million for the 24 new stores opened since the first quarter of last year. The balance is due to increased purchases based on our improving sales in the first quarter and anticipated second quarter sales. Also, at April 30, 2005 the company had no outstanding balances on its revolving credit agreement.

                                     For the first quarter, our capital expenditures totaled approximately $4.3 million. Capital expenditures, which fund our new store openings, remodels and information systems, should be approximately $15 million for Fiscal Year 2005. We expect to receive $1.5 million of landlord allowances that are no longer classified as reductions in capital expenditures.

                                     And now I will turn the call over to Peter for closing remarks.

Peter Edison:                Thank you Larry. In conclusion, the year is off to a terrific start. Importantly, we believe we have the right strategies in place to achieve our growth plans both in sales and profits. Our footwear assortments continue to be well received by our customers and our store expansion and remodel program is delivering the results that we have expected. In addition, we have an outstanding team and a strong infrastructure to support our plans, which combined, is expected to increase our market share and enhance value for our shareholders.

                                     Now I would like to turn the call over to the Operator to begin the question and answer portion of the call.

Operator:                      Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star, one, to ask a question.

                                     And we’ll go first to Ronald Bookbinder with Sterne, Agee.

Ronald Bookbinder:     Congratulations on a very good quarter.

Peter Edison:                Thanks Ron.

Ronald Bookbinder:      Last year the second quarter was impacted by strength in flip flops. Are you seeing any different trends this year towards higher price point products and some margin expansion?

Peter Edison:                Yes, what we are seeing is that we’re having our best increases in our casual sandals category, which is 3 or 4 times, the shoes are 3 or 4 times more expensive than flip flops, so that the fashion energy of the season is in significantly higher priced footwear, and our, the difference between our average retails this year and last year has begun to widen as we head back and deeper into the second quarter because of that.

Ronald Bookbinder:      OK. And the restatement of the second quarter from last year, it decreased the gross margin. Is that just from the lease accounting, or was there something that impacted gross margins last year?

Larry Spanley:               Well, it’s partially from the lease accounting, Ron, and the balance of it is taking out the month of March and putting, I’m sorry, taking out the month of April and putting in the month of July.

Ronald Bookbinder:      Was July a heavy clearance month last year?

Larry Spanley:               Always is.

Ronald Bookbinder:      OK. And given the robust sales trend that you're experiencing, do you have any idea as to a range of comp for the second quarter?

Peter Edison:                 I would say that we're, I'm comfortable saying that the sales trends are continuing, you know, in roughly the same way that they have been.

Ronald Bookbinder:      So not high single digits, but still very robust.

Peter Edison:                You know, I'll leave it at that.

Ronald Bookbinder:      OK.

Peter Edison:                What they have been.

Ronald Bookbinder:      All right. Thank you.

Peter Edison:                Thank you.

Michele Bergerac:        Peter?

Peter Edison:                Yes?

Michele Bergerac:        It's Michele. That came across sounding like uncomfortable.

Peter Edison:                On the sales trends?

Michele Bergerac:        Uh, huh.

Peter Edison:                Yeah, well, I would say they're robust so sales have continued. I don't want to give a feeling that the sales have gotten worse. They haven't. No, sales have continued very strong. That better Michele?

Operator:                      And once again, that is star, one, to ask a question. And it appears we have no further questions. Mr. Edison, I'll turn the call back over to you for any additional or closing remarks.

Peter Edison:                OK. Thank you very much everyone. Thank you for listening and your questions and interest and we will talk to you next quarter. Thank you very much.

Operator:                      This does conclude today's conference. We thank you for your participation. You may now disconnect.